                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                   -----------------------------------------------

                                     SCHEDULE 13G

                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                 (AMENDMENT NO. 1)(1)

                                 PREVIEW TRAVEL, INC.
          ---------------------------------------------------------------
                                  (Name of Issuer)

                                    COMMON STOCK
          ---------------------------------------------------------------
                           (Title of Class of Securities)

                                     0001047121
          ---------------------------------------------------------------
                                   (CUSIP Number)

                                       N/A
          ---------------------------------------------------------------
            (Date of Event which Requires filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-(c)

                             /X/ Rule 13d-1(d)


                           (Continued on following pages)
                                (Page 1 of 19 Pages)

------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0001047121               13G                      Page 2 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
             94-3201863
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a)/ /   (b)/X/

--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
    NUMBER OF                                                                 0
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      6    SHARED VOTING POWER
    OWNED BY                                                            512,298
      EACH          ------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER
   PERSON WITH                                                                0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                                                                        512,298
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON                                                          512,298
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 3 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
             ("KPCB VII ASSOCIATES")
             94-3203783
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                    0
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares
                         directly held by KPCB VII and 793
                         shares are directly held by KPCB
    NUMBER OF            Information Sciences Zaibatsu Fund II,
     SHARES              L.P., a California limited partnership
  BENEFICIALLY           ("KPCB ZF II").  KPCB VII Associates
    OWNED BY             is the general partner of KPCB VII and
      EACH               KPCB ZF II.
    REPORTING       ------------------------------------------------------------
   PERSON WITH      7    SOLE DISPOSITIVE POWER                               0
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares
                         directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          513,091
        PERSON
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     3.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*                                             PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 4 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BROOK BYERS
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A              (a) / / (b) /X/
        GROUP*
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
                         17,327 shares of which 11,089 shares are held
                         directly by Mr. Byers and 6,238 shares are held by
                         trusts of which Mr. Byers is the trustee.  Mr. Byers
                         disclaims beneficial ownership of the shares held
                         directly by the trusts.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares are directly
                         held by KPCB VII and 793 shares are directly held by
                         KPCB ZF II. KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.  Mr. Byers is
    NUMBER OF            a general partner of KPCB VII Associates.  Mr.
     SHARES              Byers disclaims beneficial ownership of the
  BENEFICIALLY           shares held directly by KPCB VII and KPCB ZF II.
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING            17,327 shares of which 11,089 shares are held
   PERSON WITH           directly by Mr. Byers and 6,238 shares are held by
                         trusts of which Mr. Byers is the trustee.  Mr. Byers
                         disclaims beneficial ownership of the shares held
                         directly by the trusts.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares are directly
                         held by KPCB VII and 793 shares are directly held by
                         KPCB ZF II.  KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.  Mr. Byers is
                         a general partner of KPCB VII Associates.  Mr.
                         Byers disclaims beneficial ownership of the shares
                         held directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          530,418
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     3.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 5 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN COMPTON
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A              (a) / / (b) /X/
        GROUP*
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                7,970
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.   KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Compton is a general
                         partner of KPCB VII Associates.  Mr.
                         Compton disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
                    ------------------------------------------------------------
    NUMBER OF       7    SOLE DISPOSITIVE POWER                           7,970
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      8    SHARED DISPOSITIVE POWER
    OWNED BY             513,091 shares of which 512,298 shares
      EACH               are directly held by KPCB VII and 793
    REPORTING            shares are directly held by KPCB ZF
   PERSON WITH           II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Compton is a general
                         partner of KPCB VII Associates.  Mr.
                         Compton disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           521,061
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 6 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A              (a) / / (b) /X/
        GROUP*
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER
                         13,663 shares of which 11,081 shares are held
                         directly and 2,582 shares are held by a trust of which
                         Mr. Doerr is the trustee.  Mr. Doerr disclaims
                         beneficial ownership of the shares held by the trust.
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares are directly
                         held by KPCB VII and 793 shares are directly held by
                         KPCB ZF II.  KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.  Mr. Doerr is a
    NUMBER OF            general partner of KPCB VII Associates.  Mr. Doerr
     SHARES              disclaims beneficial ownership of the shares held
  BENEFICIALLY           directly by KPCB VII and KPCB ZF II.
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER
    REPORTING            13,663 shares of which 11,081 shares are held
   PERSON WITH           directly and 2,582 shares are held by a trust of which
                         Mr. Doerr is the trustee. Mr. Doerr disclaims
                         beneficial ownership of the shares held by the trust.
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares are directly
                         held by KPCB VII and 793 shares are directly held by
                         KPCB ZF II.  KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.  Mr. Doerr is a
                         general partner of KPCB VII Associates.  Mr. Doerr
                         disclaims beneficial ownership of the shares held
                         directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING            526,754
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     3.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 7 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST III
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                9,309
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.   KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Hearst is a general
                         partner of KPCB VII Associates.  Mr.
                         Hearst disclaims beneficial ownership
                         of the shares held directly by KPCB
    NUMBER OF            VII and KPCB ZF II.
     SHARES         ------------------------------------------------------------
  BENEFICIALLY      7    SOLE DISPOSITIVE POWER                           9,309
    OWNED BY        ------------------------------------------------------------
      EACH          8    SHARED DISPOSITIVE POWER
    REPORTING            513,091 shares of which 512,298 shares
   PERSON WITH           are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.   KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Hearst is a general
                         partner of KPCB VII Associates.  Mr.
                         Hearst disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           522,400
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 8 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                7,207
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         519,545 shares of which 512,298 shares
                         are directly held by KPCB VII, 793
                         shares are directly held by KPCB ZF II
                         and 6,454 shares are held by the Vinod
                         & Neeru Khosla Trust.  KPCB VII
                         Associates is a general partner of
                         KPCB VII and KPCB ZF II.  Mr. Khosla
                         is a general partner of KPCB VII
                         Associates.  Mr. Khosla disclaims
                         beneficial ownership of the shares
    NUMBER OF            held directly by KPCB VII, KPCB ZF II
     SHARES              and the trust.
  BENEFICIALLY      ------------------------------------------------------------
    OWNED BY        7    SOLE DISPOSITIVE POWER                           7,207
      EACH          ------------------------------------------------------------
    REPORTING       8    SHARED DISPOSITIVE POWER
   PERSON WITH           519,545 shares of which 512,298 shares
                         are directly held by KPCB VII, 793
                         shares are directly held by KPCB ZF II
                         and 6,454 shares are held by the Vinod
                         & Neeru Khosla Trust.  KPCB VII
                         Associates is a general partner of
                         KPCB VII and KPCB ZF II.  Mr. Khosla
                         is the general partner of KPCB VII
                         Associates.  Mr. Khosla disclaims
                         beneficial ownership of the shares
                         held directly by KPCB VII, KPCB ZF II
                         and the trust.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING           526,752
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                     3.9%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                             IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 9 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JOSEPH LACOB
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                               11,588
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF II.
                         KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.  Mr.
                         Lacob is a general partner of KPCB VII
    NUMBER OF            Associates.  Mr. Lacob disclaims
     SHARES              beneficial ownership of the shares
  BENEFICIALLY           held directly by KPCB VII and KPCB
    OWNED BY             ZF II.
      EACH          ------------------------------------------------------------
    REPORTING       7    SOLE DISPOSITIVE POWER                          11,588
   PERSON WITH      ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF II.
                         KPCB VII Associates is the general
                         partner of KPCB VII and KPCB ZF II.
                         Mr. Lacob is a general partner of KPCB
                         VII Associates.  Mr. Lacob disclaims
                         beneficial ownership of the shares
                         held directly by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          524,679
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 10 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BERNARD LACROUTE
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                7,974
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091  shares of which 512,298
                         shares are directly held by KPCB VII
                         and 793 shares are directly held by
                         KPCB ZF II.  KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Lacroute is a general
                         partner of KPCB VII Associates.  Mr.
    NUMBER OF            Lacroute disclaims beneficial
     SHARES              ownership of the shares held directly
  BENEFICIALLY           by KPCB VII and KPCB ZF II
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER                           7,974
    REPORTING       ------------------------------------------------------------
   PERSON WITH      8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Lacroute is a general
                         partner of KPCB VII Associates.  Mr.
                         Lacroute disclaims beneficial
                         ownership of the shares held directly
                         by KPCB VII and KPCB ZF II
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          521,065
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 11 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAMES LALLY
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                4,719
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091  shares of which 512,298
                         shares are directly held by KPCB VII
                         and 793 shares are directly held by
                         KPCB ZF II.   KPCB VII Associates is
                         the general partner of KPCB VII and
                         KPCB ZF II.  Mr. Lally is a general
                         partner of KPCB VII Associates.  Mr.
    NUMBER OF            Lally disclaims beneficial ownership
     SHARES              of the shares held directly by KPCB
  BENEFICIALLY           VII and KPCB ZF II.
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER                           4,719
    REPORTING       ------------------------------------------------------------
   PERSON WITH      8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by
                         KPCB ZF II. KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Lally is a general partner
                         of KPCB VII Associates.  Mr. Lally
                         disclaims beneficial ownership of the
                         shares held directly by KPCB VII and
                         KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          517,810
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 12 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             DOUGLAS MACKENZIE
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                7,970
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. MacKenzie is a general
                         partner of KPCB VII Associates.  Mr.
    NUMBER OF            MacKenzie disclaims beneficial
     SHARES              ownership of the shares held directly
  BENEFICIALLY           by KPCB VII and KPCB ZF II.
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER                           7,970
    REPORTING       ------------------------------------------------------------
   PERSON WITH      8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. MacKenzie is a general
                         partner of KPCB VII Associates.  Mr.
                         MacKenzie disclaims beneficial
                         ownership of the shares held directly
                         by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          521,061
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0001047121               13G                      Page 13 of 19 Pages
--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A
        GROUP*                                                  (a) / / (b) /X/
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                    5    SOLE VOTING POWER                                3,537
                    ------------------------------------------------------------
                    6    SHARED VOTING POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Kvamme is a general
                         partner of KPCB VII Associates.  Mr.
    NUMBER OF            Kvamme disclaims beneficial ownership
     SHARES              of the shares held directly by KPCB
  BENEFICIALLY           VII and KPCB ZF II.
    OWNED BY        ------------------------------------------------------------
      EACH          7    SOLE DISPOSITIVE POWER                           3,537
    REPORTING       ------------------------------------------------------------
   PERSON WITH      8    SHARED DISPOSITIVE POWER
                         513,091 shares of which 512,298 shares
                         are directly held by KPCB VII and 793
                         shares are directly held by KPCB ZF
                         II.  KPCB VII Associates is the
                         general partner of KPCB VII and KPCB
                         ZF II.  Mr. Kvamme is a general
                         partner of KPCB VII Associates.  Mr.
                         Kvamme disclaims beneficial ownership
                         of the shares held directly by KPCB
                         VII and KPCB ZF II.
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING          516,628
        PERSON
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.8%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 19 Pages


   Item 1(a)    Name of Issuer:

                Preview Travel, Inc.

   Item 1(b)    Address of Issuer's Principal Executive Offices:

                747 Front Street
                San Francisco, CA  94111

 Item 2(a)-(c)  Name of Person Filing:

                This amemdment is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

                KPCB VII Associates is general partner to KPCB VII and KPCB ZF
                II.

   Item 2(d)    Title of Class of Securities:

                Common Stock

   Item 2(e)    Cusip Number:

                0001047121

    Item 3. If this statement is filed pursuant to Rules 13d-1(b) OR 13d-2(b), check whether the person filing is a:

                Not Applicable

    Item 4.     Ownership.

                Please see Item 5.

    Item 5.     Ownership of Five Percent or Less of a Class.

                This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Preview Travel, Inc.

    Item 6.     Ownership of More than Five Percent on Behalf of Another
                Person.

                Not applicable, see Item 5.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable

    Item 8.     Identification and Classification of Members of the Group.

                Not Applicable

    Item 9.     Notice of Dissolution of Group.

                Not Applicable

   Item 10.    Certification.

                Not Applicable

                                                             Page 15 of 19 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date  February 12, 1999

BROOK H. BYERS                             KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                           CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature: /s/ Michael S. Curry            Signature: /s/ Brook H. Byers
          --------------------------                 ---------------------------
              Michael S. Curry                          A General Partner
              Attorney-in-Fact

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP


                                           By KPCB VII Associates, L.P., a
                                           California Limited Partnership,
                                           its General Partner

                                           Signature: /s/ Brook H. Byers
                                                     ---------------------------
                                                        A General Partner

                                                             Page 16 of 19 Pages

                                    EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                17

Exhibit B:  List of General Partners of KPCB VII Associates          18


                                                             Page 17 of 19 Pages

                                     EXHIBIT A

                             AGREEMENT OF JOINT FILING

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Preview Travel, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date  February 12, 1999

BROOK H. BYERS                             KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                           CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature:  /s/ Michael S. Curry           Signature:  /s/ Brook H. Byers
           -------------------------                  --------------------------
             Michael S. Curry                           A General Partner
             Attorney-in-Fact

                                           KLEINER PERKINS CAUFIELD & BYERS
                                           VII, L.P., A CALIFORNIA LIMITED
                                           PARTNERSHIP


                                           By KPCB VII Associates, L.P., a
                                           California Limited Partnership,

                                           Signature:  /s/ Brook H. Byers
                                                      --------------------------
                                                       A General Partner

                                                             Page 18 of 19 Pages

                                     EXHIBIT B

                                GENERAL PARTNERS OF
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)  Brook H. Byers
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

6.   (a)  E. Floyd Kvamme
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                             Page 19 of 19 Pages


9.   (a)  James P. Lally
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie
     (b)  c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen